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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S.
persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S.
Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2101 DATED 24 FEBRUARY 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$4,050,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
    CURRENTLY TOTALING A$ 2,246,722,000.00 (A$ 1,504,413,000.00 INCLUDING BUY
                                     BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December
14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original
Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December
12, 2008, and the US Prospectus dated December 10, 2007 (together, the
"Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")
(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus.
Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61
Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad
Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S.
persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable"
(N/A). Note that the numbering should remain as set out below, even if "Not
Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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
 1.   (i)   Issuer:                                 Queensland Treasury Corporation

      (ii)  Guarantor:                              The Treasurer on behalf of the Government
                                                    of Queensland

 2.         Benchmark line:                         2017

                                                    (to be consolidated and form a single
                                                    series with QTC 6% Global A$Bonds due 14

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
                                                    September 2017, ISIN US748305BG31)

 3.         Specific Currency or Currencies:        AUD ("A$")

 4.   (i)   Issue price:                            108.533%

      (ii)  Dealers' fees and commissions paid by   No fee or commission is payable in respect
            Issuer:                                 of the issue of the bond(s) described in
                                                    these final terms (which will constitute a
                                                    "pricing supplement" for purposes of any
                                                    offers or sales in the United States or to
                                                    U.S. persons). Instead, QTC pays fees and
                                                    commissions in accordance with the
                                                    procedure described in the QTC Offshore
                                                    and Onshore Fixed Interest Distribution
                                                    Group Operational Guidelines.

 5.         Specified Denominations:                A$1,000

 6.   (i)   Issue Date:                             25 February 2009

      (ii)  Record Date (date on and from which     6 March  / 6 September. Security will be
            security is Ex-interest):               ex-interest on and from 7 March / 7
                                                    September.

      (iii) Interest Payment Dates:                 14 March / 14 September

 7.         Maturity Date:                          14 September 2017

 8.         Interest Basis:                         6 per cent Fixed Rate

 9.         Redemption/Payment Basis:               Redemption at par

10.         Change of Interest Basis or             Not Applicable
            Redemption/Payment Basis:

11.   (i)   Status of the Bonds:                    Senior and rank pari passu with other
                                                    senior, unsecured debt obligations of QTC

      (ii)  Status of the Guarantee:                Senior and ranks pari passu with all its
                                                    other unsecured obligations

12.         Method of distribution:                 Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions Applicable

      (i)   Rate(s) of Interest:                    6 per cent per annum payable semi-annually
                                                    in arrears

      (ii)  Interest Payment Date(s):               14 March and 14 September in each year up
                                                    to and including the Maturity Date

      (iii) Fixed Coupon Amount(s):                 A$30 per A$1,000 in nominal amount
            (Applicable to bonds in definitive
            form)

      (iv)  Determination Date(s):                  Not Applicable

      (v)   Other terms relating to the method of   None
            calculating interest for Fixed Rate
            Bonds:
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
PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:                A$1,000 per bond of A$1,000 Specified
                                                    Denomination
                                                    (NB:  If the Final Redemption Amount is
                                                    other than 100 per cent. of the nominal
                                                    value the bonds will be derivative
                                                    securities for the purposes of the
                                                    Prospectus Directive and the requirements
                                                    of Annex XII to the Prospectus Directive
                                                    Regulation will apply and the Issuer will
                                                    prepare and publish a supplement to the
                                                    Prospectus)

15.         Early Redemption Amount(s) payable on   Not Applicable
            redemption for taxation reasons or on
            event of default and/or the method of
            calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                          Permanent Global Note not exchangeable for
                                                    Definitive Bonds

17.         Additional Financial Centre(s) or       Not Applicable
            other special provisions relating to
            Payment Dates:

18.         Talons for future Coupons or Receipts   No
            to be attached to Definitive Bonds
            (and dates on which such Talons
            mature):

19.         Other terms or special conditions:      Not Applicable

                                                    (When adding any other final terms
                                                    consideration should be given as to
                                                    whether such terms constitute "significant
                                                    new factors" and consequently trigger the
                                                    need for a supplement to the Prospectus
                                                    under Article 16 of the Prospectus
                                                    Directive)

DISTRIBUTION

20.   (i)   If syndicated, names and addresses of   Not Applicable
            Managers and underwriting
            commitments:

      (ii)  Date of Dealer Agreement:               24 February 2009

      (iii) Stabilizing Manager(s) (if any):        Not Applicable

21.         If non-syndicated, name and address     Australia and New Zealand Banking Group Ltd
            of relevant Dealer:                     530 Collins Street
                                                    Melbourne VIC 3000

22.         Whether TEFRA D or TEFRA C rules        TEFRA Not Applicable
            applicable or TEFRA rules not
            applicable:

23.         Non exempt Offer                        Not Applicable
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
                                                    (N.B. Consider any local regulatory
                                                    requirements necessary to be fulfilled so
                                                    as to be able to make a non-exempt offer in
                                                    relevant jurisdictions. No such offer
                                                    should be made in any relevant jurisdiction
                                                    until those requirements have been met.
                                                    Non-exempt offers may only be made into
                                                    jurisdictions in which the base prospectus
                                                    (and any supplement) has been
                                                    notified/passported.)

24.         Additional selling restrictions:        Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

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                       PART B--OTHER INFORMATION

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
 1.    LISTING AND ADMISSION TO TRADING

       (i) Listing                                  Bourse de Luxembourg.

       (ii) Admission to trading:
                                                    Application has been made by the Issuer
                                                    (or on its behalf) for the bonds to be
                                                    admitted to trading on the regulated
                                                    market of the Bourse de Luxembourg with
                                                    effect from the Issue Date.

                                                    (Where documenting a fungible issue need
                                                    to indicate that original securities are
                                                    already admitted to trading.)

 2.    RATINGS

       Ratings:                                     The bonds to be issued have been rated:

                                                    S&P:     AA+

                                                    Moody's: AAA

                                                    An obligation rated 'AA+' by S&P has the
                                                    second highest long term credit rating
                                                    assigned by Standard & Poor's and differs
                                                    from the highest rated obligations by
                                                    only a small degree. The obligor's
                                                    capacity to meet its financial commitment
                                                    on the obligation is very strong.

                                                    Obligations rated 'AAA' by Moody's are
                                                    judged to be of the highest quality with
                                                    minimal credit risk.

                                                    A credit rating is not a recommendation
                                                    to buy, sell or hold securities and may
                                                    be revised or withdrawn by the rating
                                                    agency at any time.  Each rating should
                                                    be evaluated independently of any other
                                                    rating.

                                                    (The above disclosure should reflect the
                                                    rating allocated to bonds issued under
                                                    the bond facility generally or, where the
                                                    issue has been specifically rated, that
                                                    rating.)

 3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

 4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

   (i) Reasons for the Offer:                       See "Use of Proceeds" section in the
                                                    prospectus supplement--if reasons for
                                                    offer different from making profit and/or
                                                    hedging certain risks will need to
                                                    include those reasons here.
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
  (ii) Estimated net proceeds:                      Not Applicable.

                                                    (If proceeds are intended for more than
                                                    one use will need to split out and
                                                    present in order of priority.  If
                                                    proceeds insufficient to fund all
                                                    proposed uses state amount and sources of
                                                    other funding.)

 (iii) Estimated total expenses:                    Not Applicable.

                                                    [Expenses are required to be broken down
                                                    into each principal intended "use" and
                                                    presented in order of priority of such
                                                    "uses".]

 5.    YIELD

       Indication of yield:                         5.15%

                                                    Calculated as 7 basis points less than
                                                    the yield on the equivalent A$ Domestic
                                                    Bond issued by the Issuer under its
                                                    Domestic A$ Bond Facility on the Trade
                                                    Date.

                                                    The yield is calculated at the Trade Date
                                                    on the basis of the Issue Price. It is
                                                    not an indication of future yield.

6.     OPERATIONAL INFORMATION

   (i) ISIN Code:                                   US748305BG31

  (ii) Common Code:                                 027594204

 (iii) CUSIP Code:                                  748305BG3

  (iv) Any clearing system(s) other than            Not Applicable
       Depositary Trust Company, Euroclear Bank
       S.A./N.V. and Clearstream Banking, societe
       anonyme and the relevant identification
       number(s):

   (v) Delivery:                                    Delivery free of payment

  (vi) Names and addresses of additional Paying     [_____]
       Agent(s) (if any):

 7.    TERMS AND CONDITIONS OF THE OFFER

   (i) Offer Price;                                 Not applicable

  (ii) [Conditions to which the offer is            Not applicable
       subject;]

 (iii) [Description of the application process;]    Not applicable

  (iv) [Details of the minimum and/or maximum       Not applicable
       amount of application;]

   (v) [Description of possibility to reduce        Not applicable
       subscriptions and manner for refunding
       excess amount paid by applicants;]

  (vi) [Details of the method and time limits for   Not applicable
       paying up and delivering the bonds;]

 (vii) [Manner in and date on which results of      Not applicable
       the offer are to be made public;]
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
(viii) [Procedure for exercise of any right of      Not applicable
       pre-emption, negotiability of subscription
       rights and treatment of subscription
       rights not exercised;]

  (ix) [Categories of potential investors to        Not applicable
       which the bonds are offered and whether
       tranche(s) have been reserved for certain
       countries;]

   (x) [Process for notification to applicants of   Not applicable
       the amount allotted and the indication
       whether dealing may begin before
       notification is made;]

  (xi) [Amount of any expenses and taxes            Not applicable
       specifically charged to the subscriber or
       Purchaser;]

 (xii) [Name(s) and address(es), to the extent      None
       know to the Issuer, of the placers in the
       various countries where the offer takes
       place.]
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